Exhibit 99.1
Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended				Total	Quarters Ended				Total
	3/31/2007	6/30/2007	9/30/2007	12/31/2007	2007	3/31/2008	6/30/2008	9/30/2008	12/31/2008	2008
Net Revenues
Entertainment
Domestic TV	$19.7	$21.6	$17.6	$16.9	$75.8	$16.5	$14.8	$14.6	$16.7	$62.6
International TV	13.8	13.7	14.3	14.1	55.9	14.7	13.4	11.8	9.9	49.8
Other	1.7	1.7	2.3	1.6	7.3	1.5	1.4	0.9	2.6	6.4
Total Entertainment	35.2	37.0	34.2	32.6	139.0	32.7	29.6	27.3	29.2	118.8
Print/Digital
Domestic Magazine	19.1	19.0	18.3	20.6	77.0	16.1	16.8	16.9	18.2	68.0
International Magazine	1.9	1.8	1.9	1.8	7.4	2.1	1.9	2.0	2.0	8.0
Special Editions and Other	2.3	1.9	2.9	2.3	9.4	1.9	1.9	2.9	1.8	8.5
Digital	15.7	14.8	15.4	18.1	64.0	15.2	11.6	10.9	10.7	48.4
Total Print/Digital	39.0	37.5	38.5	42.8	157.8	35.3	32.2	32.7	32.7	132.9
Licensing
Consumer Products	8.7	7.5	8.7	9.1	34.0	9.2	8.0	9.4	6.5	33.1
Location-Based Entertainment	0.9	0.9	0.9	1.1	3.8	0.9	1.3	0.7	0.9	3.8
Marketing Events	0.3	2.3	0.4	0.2	3.2	0.2	2.3	0.2	0.2	2.9
Other	1.3	0.5	0.1	0.1	2.0	0.2	-	0.1	0.3	0.6
Total Licensing	11.2	11.2	10.1	10.5	43.0	10.5	11.6	10.4	7.9	40.4
Total net revenues	$85.4	$85.7	$82.8	$85.9	$339.8	$78.5	$73.4	$70.4	$69.8	$292.1

Net income (loss)
Entertainment	$2.3	$4.6	$4.4	$(0.1)	$11.2	$2.4	$(0.2)	$1.7	$4.2	$8.1
Print/Digital	(0.4)	0.4	1.4	1.1	2.5	(2.9)	0.1	(0.2)	(0.4)	(3.4)
Licensing	7.7	5.5	6.3	6.9	26.4	6.7	6.0	6.7	4.3	23.7
Corporate	(5.7)	(6.6)	(7.9)	(7.9)	(28.1)	(6.1)	(6.2)	(4.6)	(7.0)	(23.9)
Segment income (loss)	3.9	3.9	4.2	-	12.0	0.1	(0.3)	3.6	1.1	4.5
Restructuring expense	-	(0.1)	-	(0.4)	(0.5)	(0.6)	-	(2.2)	(4.0)	(6.8)
Impairment charges	-	-	-	(1.5)	(1.5)	-	(0.1)	-	(146.4)	(146.5)
Deferred subscription write-off	-	-	-	-	-	-	-	-	(4.8)	(4.8)
Provisions for reserves	-	-	-	-	-	-	-	(4.1)	-	(4.1)
Operating income (loss)	3.9	3.8	4.2	(1.9)	10.0	(0.5)	(0.4)	(2.7)	(154.1)	(157.7)
Nonoperating income (expense)
Investment income	0.5	0.6	0.6	0.8	2.5	0.3	0.4	0.2	(0.4)	0.5
Interest expense	(2.3)	(2.1)	(2.1)	(2.1)	(8.6)	(2.1)	(2.2)	(2.1)	(2.1)	(8.5)
Amortization of deferred financing fees	(0.2)	(0.2)	(0.2)	(0.2)	(0.8)	(0.2)	(0.2)	(0.1)	(0.2)	(0.7)
Impairment charge on investments	-	-	-	(0.1)	(0.1)	-	-	-	(2.0)	(2.0)
Other, net	(0.2)	(0.1)	0.1	-	(0.2)	(0.5)	0.2	(0.1)	(1.4)	(1.8)
Total nonoperating expense	(2.2)	(1.8)	(1.6)	(1.6)	(7.2)	(2.5)	(1.8)	(2.1)	(6.1)	(12.5)
Income (loss) before income taxes	1.7	2.0	2.6	(3.5)	2.8	(3.0)	(2.2)	(4.8)	(160.2)	(170.2)
Income tax benefit (expense)	(1.2)	(1.1)	(1.0)	1.4	(1.9)	(1.2)	(1.0)	(1.4)	13.4	9.8
Net income (loss)	$0.5	$0.9	$1.6	$(2.1)	$0.9	$(4.2)	$(3.2)	$(6.2)	$(146.8)	$(160.4)

Basic and diluted earnings (loss) per common share (1)	$0.02	$0.03	$0.05	$(0.06)	$0.03	$(0.13)	$(0.10)	$(0.19)	$(4.40)	$(4.81)

(1) Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year.